Exhibit 23.3

DEGOLYER AND MACNAUGHTON
4925 GREENVILLE AVENUE, SUITE 400
ONE ENERGY SQUARE
DALLAS, TEXAS 75206

July 29, 2004

Abraxas Petroleum Corporation
500 N. Loop East, Suite 100
San Antonio, Texas 78232

Ladies and Gentlemen:

        We hereby consent to the incorporation in the "Reserves Information" section of your Post-Effective Amendment No. 3 to Registration Statement No. 333-103027 of the references to DeGolyer and MacNaughton and to the use by reference of information contained in our "Appraisal Report as of December 31, 2003 on Certain Properties owned by Abraxas Petroleum Corporation," "Appraisal Report as of December 31, 2003 on Certain Properties owned by Grey Wolf Exploration Inc. in Canada," "Appraisal Report as of December 31, 2002 on Certain Properties owned by Abraxas Petroleum Corporation," "Appraisal Report as of December 31, 2002 on Certain Properties owned by Grey Wolf Exploration Inc. in Canada," and "Appraisal Report as of December 31, 2001 on Certain Properties owned by Abraxas Petroleum Corporation" (our Reports). However, since the crude oil, condensate, natural gas liquids, and natural gas reserves estimates set forth in our Reports have been combined with reserves estimates of other petroleum consultants or those estimated by Abraxas, we are necessarily unable to verify the accuracy of the reserves estimates contained in the aforementioned Registration Statement.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton